EXHIBIT 99.1

Manatron Announces Definitive Agreement to be Acquired by
Thoma Cressey Bravo in a Transaction Valued at
Approximately $66 Million

Shareholders to receive $12.00 per share in cash

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, CEO and Co-Chairman Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Cameron Donahue Hayden Communications, Inc. (651) 653-1854 cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - January 15, 2008-Manatron, Inc. (NASDAQ: MANA) the nation's leading provider of integrated, enterprise-level property tax solutions for state and local governments, announced that it has entered into a definitive agreement to be acquired by an affiliate of Thoma Cressey Bravo ("TCB"), a leading private equity investment firm in a transaction valued at approximately $66 million. Under the terms of the agreement, the shareholders of Manatron, Inc. will receive $12.00 in cash in exchange for each share of stock.

"Our Board of Directors has unanimously approved the merger agreement and is recommending that all Manatron shareholders vote in favor of this transaction," said Paul R. Sylvester, Manatron's Co-Chairman and Chief Executive Officer. "We have been reviewing our strategic alternatives for the past year and believe that the opportunity presented by TCB was in the best interests of our clients, our employees and our shareholders. For our shareholders, the purchase price represents a 38% premium over the closing price on January 11, 2008, as well as a valuation that we felt was very fair based on current industry standards. For our clients and employees, this transaction provides the opportunity for Manatron to continue its journey of being the nation's leading provider of property tax solutions."

Scott Crabill, Partner of TCB, said, "Manatron represents an exciting platform investment opportunity for our firm. We look forward to working with the Company's management team to enhance and extend its track record as a leading property tax software vendor and deliver increased value for Manatron's customers." Holden Spaht, Principal with TCB, added, "It is our intention to continue to invest in Manatron's GRM® suite of software and grow the company through strategic acquisitions. We plan to aggressively pursue Manatron's mission of building a national company that will be the clear leader in this market."

The transaction is expected to close during Manatron, Inc.'s fiscal fourth quarter, which ends on April 30, 2008, subject to customary conditions, including regulatory approvals and approval by Manatron shareholders. The completion of the transaction is not subject to any financing contingency. Upon closing, Manatron, Inc. will no longer be publicly traded, but will be privately held by an affiliate of Thoma Cressey Bravo.

Manatron Announces Definitive Agreement to be Acquired by Thoma Cressey Bravo
in a Transaction Valued at Approximately $66 Million; Page 2

Advisors: First Analysis Securities Corporation rendered a fairness opinion to Manatron 's Board of Directors and Warner Norcross & Judd LLP provided legal counsel to Manatron, Inc. in connection with the transaction. Kirkland & Ellis LLP provided legal counsel to Thoma Cressey Bravo. Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC) has committed to provide debt financing in support of the acquisition.

About Manatron, Inc.: Manatron is focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions. The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron's revenues are primarily generated from software license fees, software maintenance fees, professional services, and sales of hardware and supplies. Professional services consist of data conversions, installation, training, project management, hardware maintenance, forms processing and printing, consulting and appraisal services. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, New York, Ohio, Pennsylvania, Texas and Washington. Manatron currently serves approximately 1,400 customers in 40 states, two Canadian territories, South Africa and the U.S. Virgin Islands. More information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

About Thoma Cressey Bravo: Thoma Cressey Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 25 years. The firm originated the concept of "industry consolidation" or "build and buy" investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Cressey Bravo currently manages approximately $2.0 billion of equity capital. In the software industry, Thoma Cressey Bravo has completed 34 acquisitions across 10 platform companies with total annual earnings of approximately $500 million. For more information on Thoma Cressey Bravo, visit http://www.tcb.com.

Additional Information and Where to Find It: In connection with the proposed merger, Manatron, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free electronic copy of the proxy statement when it is available, as well as other documents filed by Manatron, Inc. with the Securities and Exchange Commission by visiting http://www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from Manatron, Inc. by directing such request to Jane Rix at Manatron, Inc. 510 E. Milham Avenue, Portage, Michigan 49002, telephone (269) 567-2900, extension 7204.

Safe Harbor Statement: This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Manatron or its management "anticipates", "believes", "expects", "looks forward", "plans" that a particular occurrence "will"

Manatron Announces Definitive Agreement to be Acquired by Thoma Cressey Bravo
in a Transaction Valued at Approximately $66 Million; Page 3

be the result or occur; that an "opportunity" will be realized, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's ability to complete the proposed transaction is dependent upon shareholder approval and other customary regulatory closing conditions, not all of which are entirely within the control of the Company or Thoma Cressey Bravo. The Company's ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may adversely affect these forward-looking statements is contained in Manatron's reports and filings with the Securities and Exchange Commission at http://www.sec.gov. Manatron undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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